Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces First Quarter Revenues and Earnings

Regular Quarterly Dividend Declared

April 28, 2009, Bellevue, Washington — “PACCAR reported lower revenues and net income for the first quarter of 2009,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR’s results reflect the impact of a slower economy on freight shipments and truck purchases worldwide.  I am very proud of our 17,000 employees who have delivered good performance to our shareholders and customers in today’s very challenging business conditions.  PACCAR’s strengths continue to be exceptional quality products and services, geographic diversification and strong aftermarket revenues and financial services income.”

“PACCAR’s excellent balance sheet and positive cash flow have enabled ongoing investments to enhance operating efficiency and develop innovative products such as new diesel engines and hybrid vehicles.  These investments will contribute to the company’s achievement of its long-term growth objectives,” noted Pigott.  “The difficult recession continues to affect our business in North America and Europe as truck markets remain weak.  The first quarter 2009 financial results were negatively impacted by lower build rates, temporary plant shutdowns and reduced gross margins.  These challenging market conditions are continuing as we enter the second quarter of 2009.  PACCAR has rigorously reduced operating expenses and capital expenditures to align its business with the current market.”

PACCAR earned $26.3 million ($.07 per diluted share) for the first quarter of 2009 compared to $292.3 million ($.79 per diluted share) earned in the first quarter last year.  First quarter net sales and financial services revenues were $1.99 billion compared to $3.94 billion reported for the first quarter of 2008.

Quarterly Dividend

PACCAR’s Board of Directors declared a quarterly cash dividend in the amount of eighteen cents ($.18) per share, payable on June 5, 2009, to shareholders of record at the close of business on May 19, 2009.

Global Truck Markets

DAF’s premium vehicles are the quality and resale value leaders in Europe. “DAF achieved an excellent market share in the above 15-tonne market of 14.1 percent in 2008 and has a medium-term market share goal of 20 percent.  The estimate for 2009 industry sales in the above 15-tonne truck market in Europe is being adjusted lower to a range of 180,000-220,000 units,” noted Aad Goudriaan, DAF president.

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 100,000-130,000 vehicles in 2009, reflecting continued economic weakness, specifically in lower housing starts and auto production.  The good news is that even though freight tonnage is below year-ago levels, it has improved slightly in the last two months.  Additionally, our customers’ profitability is benefiting from lower fuel prices and good availability of drivers,” said Dan Sobic, PACCAR executive vice president.  “Truck retail sales are below the five-year average of 235,000 units resulting in the highest average age of the North American fleet in 15 years because of low replacement levels.  The truck industry is generating steady parts and service business due to the aging fleet and truck sales are poised to rebound when economic conditions improve,” added Sobic.

Financial Highlights — First Quarter 2009

Highlights of PACCAR’s financial results during the first quarter of 2009 include:

•                  Consolidated sales and revenues of $1.99 billion.

•                  Net income of $26.3 million.

•                  Manufacturing cash and marketable securities of $2.03 billion.

•                  Financial Services pretax income of $15.3 million.

•                  Truck and Other SG&A expense reduced by $37.7 million from a year ago.

•                  Research and development expenses of $52.3 million.

•                  Pension cash contribution of $150 million.

•                  Positive operating cash flow of $90.8 million.

•                  Issued medium-term notes of $928.5 million.

Strong Dealer Performance Worldwide

PACCAR has a very profitable independent dealer network.  Kenworth, Peterbilt and DAF dealers invested over $275 million in 2008 as they added more than 100 new locations to their existing 1,800 locations, installed state-of-the-art inventory management systems and enhanced their customer support programs.  Tom Plimpton, PACCAR vice chairman, commented, “The industry leadership of PACCAR’s dealers benefits our customers and the global transportation industry.  With a record 1.5 million PACCAR vehicles in operation, DAF, Kenworth and Peterbilt dealers are benefiting from excellent parts and service businesses, high-quality products, and comprehensive finance and leasing programs.”

New Technology Centers Open

In the first quarter of 2009, PACCAR launched innovative Technology Centers at its Kenworth, Peterbilt and DAF manufacturing facilities. These interactive showplaces demonstrate PACCAR’s extensive leading-edge technology innovations, as well as its range of engines, customer services and the full suite of PACCAR vehicles. “The new PACCAR Technology Centers include interactive platforms featuring exciting surface computer technology, product demonstrations and the latest concepts for in-dash and in-cab electronic applications,” said Jim Cardillo, president.  “PACCAR Financial, PacLease, PACCAR Parts, PACCAR Winch and Dynacraft displays illustrate the applied technology developed by each division to benefit our customers.  These new Centers offer customers, dealers and suppliers tremendous insight into PACCAR’s technology and quality leadership, as well as PACCAR’s ongoing investment in new products and service innovation.”

Financial Services Companies Achieve Good Results in Difficult Markets

PACCAR Financial Services (PFS) has a portfolio of more than 156,900 trucks and trailers, with total assets of $9.1 billion.  PACCAR Leasing, a major full-service truck leasing company in North America with a fleet of 31,000 vehicles, is included in this segment.  First quarter pretax income was $15.3 million compared to the $67.3 million earned in the first quarter of 2008.  During the first quarter of 2009, profit was impacted by an increased provision for credit losses due to higher truck repossessions in Europe and lower finance margins worldwide.  A smaller portfolio and higher borrowing costs contributed to the lower finance margins.  The provision for credit losses was $25.0 million in the first quarter of 2009 versus $26.9 million in the fourth quarter of 2008.  “Credit losses are high due to the global recession,” said Tim Henebry, president, PACCAR Financial.  “The good news is that credit losses in the U.S. and Canada markets have improved every quarter since last summer and used truck pricing in the U.S. appears to be stabilizing.”

“PACCAR’s strong balance sheet, complemented by its AA- credit rating, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Ron Armstrong, PACCAR senior vice president. “Good margins, strong credit quality and excellent portfolio management are providing steady earnings.”  PACCAR Financial Services utilizes funding instruments such as commercial paper, as well as medium-term note markets. PFS recently issued $178.5 million of two-year floating rate notes and PACCAR Inc issued $750 million of three- and five-year notes under their current shelf registrations.  Armstrong added, “Our good access to short- and long-term capital markets allows PACCAR Financial Services to profitably support the sale of PACCAR trucks in 20 countries on three continents at a time when many lenders have exited the transportation finance business.”

Environmental Leadership

“PACCAR is a leader in the development of environmentally friendly technologies,” said Bob Christensen, PACCAR senior vice president. “All PACCAR manufacturing facilities have earned the prestigious ISO 14001 environmental certification.  This distinction recognizes that the facilities have implemented rigorous energy-saving measures and innovative design features to reduce thermal output.  Many PACCAR facilities in the U.S. and Europe have also successfully achieved ‘zero waste to land fill’ status.”

Other “green” environmental initiatives include:

•                  Kenworth Trucks recently announced a large order for diesel-electric hybrid medium-duty vehicles with Coca-Cola Enterprises, the world’s largest bottler and distributor of Coca-Cola products.  Coca-Cola Enterprises’ Kenworth hybrid vehicles will contribute towards increased fuel efficiency and reduced emissions in its beverage delivery truck fleet.

•                  Peterbilt is partnering with Wal-Mart to test environmentally friendly heavy-duty vehicles. Wal-Mart operates Peterbilt Model 386 vehicles both in diesel-electric hybrid and liquefied natural gas (LNG) configurations. “Wal-Mart is committed to improving the efficiency of its fleet and reducing its environmental footprint. Peterbilt is very pleased to be able to assist Wal-Mart with these exciting new products,” said Bill Jackson, Peterbilt general manager.

Kenworth Model T370 Diesel-Electric Hybrid

Six Sigma and Lean Manufacturing Generate Savings and Improve Efficiency

“PACCAR’s application of Six Sigma tools together with Lean Manufacturing techniques have generated cumulative benefits for PACCAR of $1.2 billion since 1998,” commented Helene Mawyer, PACCAR vice president.  “Thirteen thousand PACCAR employees have been trained in Six Sigma and over 10,000 projects have been implemented throughout the company.  Six Sigma and Lean projects are integrated in all PACCAR facilities and have improved product quality and reduced costs in the factories and offices.”

Awards and Recognition

J.D. Power and Associates honored PACCAR in February 2009 with its prestigious Founder’s Award for the company’s leadership in delivering outstanding customer satisfaction in the commercial vehicle industry.  The Founder’s Award is presented periodically to recognize individuals or companies demonstrating dedication, commitment and sustained improvement in serving customers.  “PACCAR is very pleased to be the first commercial vehicle manufacturer to receive this notable award,” commented Tom Plimpton, PACCAR vice chairman.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 28, 2009, at 8:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through May 6, 2009.  PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

Three Months Ended March 31	2009	2008
Truck and Other:
Net sales and revenues	$1,730.4	$3,621.0
Cost of sales and revenues	1,561.1	3,079.3
Research and development	52.3	82.9
Selling, general and administrative	88.4	126.1
Interest and other expense, net (a)	15.3	1.1
Truck and Other Income Before Income Taxes	13.3	331.6

Financial Services:

Revenues	254.8	317.4
Interest and other (a)	193.2	203.6
Selling, general and administrative	21.3	29.1
Provision for losses on receivables	25.0	17.4
Financial Services Income Before Income Taxes	15.3	67.3
Investment income	8.0	24.7
Total Income Before Income Taxes	36.6	423.6
Income taxes	10.3	131.3
Net Income	$26.3	$292.3

Net Income Per Share:
Basic	$.07	$.80
Diluted	$.07	$.79

Weighted Average Shares Outstanding:
Basic	363.1	366.5
Diluted	364.0	368.3
Dividends declared per share	$.18	$.18

(a) For the quarter ended March 31, 2009, Truck and Other “Interest and other expense, net” and Financial Services “Interest and other” include $11.5 and $11.1, respectively, for expenses related to the net change in value of economic hedges.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2009	2008
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,027.1	$2,074.6
Trade and other receivables, net	650.7	698.7
Inventories	602.7	658.1
Property, plant and equipment, net	1,703.0	1,782.8
Equipment on operating leases and other	1,031.8	1,005.2
Financial Services Assets	9,052.8	10,030.4
	$15,068.1	$16,249.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,393.0	$2,899.7
Dividend payable		36.3
Long-term debt	168.6	19.3
Financial Services Liabilities	7,775.2	8,447.8
STOCKHOLDERS’ EQUITY	4,731.3	4,846.7
	$15,068.1	$16,249.8
Common Shares Outstanding	363.2	362.7

GEOGRAPHIC REVENUE DATA

Three Months Ended March 31	2009	2008
United States	$888.9	$1,259.2
Europe	779.2	1,820.2
Other	317.1	859.0
	$1,985.2	$3,938.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Three Months Ended March 31	2009	2008
OPERATING ACTIVITIES:
Net income	$26.3	$292.3
Depreciation and amortization:
Property, plant and equipment	49.5	55.1
Equipment on operating leases and other	105.3	95.8
Net change in wholesale receivables on new trucks	205.2	(95.0)
Net decrease in sales-type finance leases and dealer direct loans on new trucks	44.1	40.9
All other operating activities	(339.6)	(22.1)
Net Cash Provided by Operating Activities	90.8	367.0

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(16.5)	(86.8)
Acquisition of equipment for operating leases	(96.4)	(211.6)
Net decrease in financial services receivables	375.8	148.5
Net change in marketable securities	(2.2)	148.6
All other investing activities	91.4	48.3
Net Cash Provided by Investing Activities	352.1	47.0

FINANCING ACTIVITIES:
Cash dividends paid	(101.3)	(433.0)
Purchase of treasury stock		(104.2)
Stock compensation transactions	7.0	6.9
Net decrease in debt	(316.1)	(66.9)
Net Cash Used in Financing Activities	(410.4)	(597.2)
Effect of exchange rate changes on cash	(62.8)	64.7
Net Decrease in Cash and Cash Equivalents	(30.3)	(118.5)
Cash and cash equivalents at beginning of period	1,955.2	1,858.1
Cash and cash equivalents at end of period	$1,924.9	$1,739.6